FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Announces
Quarterly Shareholder Conference Call

PHILADELPHIA, PA, October 24, 2012 – On October 24, 2012, FS Energy and Power Fund (“FSEP”) announced that it will hold its third quarter investor update call on Thursday, November 15, 2012 at 2:30 p.m. Eastern Time.  Prior to the call, FSEP will report its financial highlights for the quarter ended September 30, 2012.

In order to participate, interested parties should dial (800) 446-1671 at least 5 minutes prior to the beginning of the conference call and provide the confirmation code 33595887 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSEP’s website (www.fsenergyandpowerfund.com), and will be available for a period of 30 days following the call.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $54.6 billion in assets under management as of September 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.